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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FOSSIL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOSSIL, INC.
2280 N. Greenville Avenue
Richardson, Texas 75082

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2009

To the Stockholders of Fossil, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Fossil, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 2280 N. Greenville Avenue, Richardson, Texas 75082, on the 20th day of May 2009, at 9:00 a.m. (local time) for the following purposes:

          1.     To elect three (3) directors to the Company's Board of Directors to serve for a term of three years or until their respective successors are elected and qualified;

          2.     To ratify the appointment of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 2, 2010; and

          3.     To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

        The Board of Directors has fixed the close of business on March 27, 2009 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to the meeting.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders via the Internet. We believe that this process will expedite stockholders' receipt of proxy materials and lower the costs and reduce the environmental impact of the Annual Meeting. Accordingly, we have mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials via the Internet and how to vote online, instead of a paper copy of such materials. The Notice of Internet Availability of Proxy Materials and the proxy statement also contain instructions on how you can receive a paper copy of the proxy materials.

        You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to vote your shares as soon as possible so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you are present at the meeting and request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Randy S. Hyne
                       Vice President,
                      General Counsel and Secretary

April 10, 2009
Richardson, Texas

FOSSIL, INC.
2280 N. Greenville Avenue
Richardson, Texas 75082

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2009

SOLICITATION AND REVOCABILITY
OF PROXIES

        The accompanying proxy is solicited by the Board of Directors on behalf of Fossil, Inc., a Delaware corporation (the "Company"), to be voted at the 2009 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 20, 2009, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Stockholders (the "Annual Meeting Notice") and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of directors and for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm as set forth on the Annual Meeting Notice.

        Pursuant to the rules of the Securities and Exchange Commission ("SEC"), we are providing access to our proxy materials over the Internet. Accordingly, on or about April 10, 2009, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the "Access Notice") containing instructions on how to access the proxy materials via the Internet and how to vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will be able to access the proxy materials on the Internet by following the instructions in the Access Notice and to request to receive, by mail or electronically, a printed set of proxy materials free of charge. By participating in this process, we expect to lower the costs of printing and mailing documents to you and reduce the impact of the Annual Meeting on the environment.

        The executive offices of the Company are located at, and the mailing address of the Company is, 2280 N. Greenville Avenue, Richardson, Texas 75082.

        Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Annual Meeting Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

        This proxy statement (the "Proxy Statement") and accompanying form of proxy are being made available on or about April 10, 2009. The Company's Annual Report to Stockholders (the "Annual Report") covering the Company's fiscal year ended January 3, 2009 does not form any part of the materials for solicitation of proxies.

        Any stockholder of the Company giving a proxy has the unconditional right to revoke the proxy at any time before its exercise by voting in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to Randy S. Hyne, Vice President, General Counsel and Secretary, Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082; no such revocation shall be effective, however, unless such notice of revocation has been received by the Company at or prior to the Annual Meeting.

        In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph, or through personal contact. These officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries, with shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

        The cost of preparing, printing, assembling, and mailing the Access Notice, the Annual Report, this Proxy Statement, and the form of proxy, as well as the reasonable costs of forwarding solicitation materials to the beneficial owners of shares of Common Stock, and other costs of solicitation, will be borne by the Company.

QUORUM AND VOTING

        The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 27, 2009 (the "Record Date"). On the Record Date, 66,628,696 shares of Common Stock were issued and outstanding.

        Each holder of Common Stock is entitled to one vote per share on all matters to be acted upon at the meeting and neither the Company's Second Amended and Restated Certificate of Incorporation, as amended, nor its Amended and Restated Bylaws, as amended, allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

        Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of directors. However, pursuant to the Company's Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who has a greater number of votes "withheld" from his or her election than votes "for" such election (a "Majority Withheld Vote") is required to promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept such resignation; however, if each member of the Nominating and Corporate Governance committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves and recommend to the Board of Directors whether to accept such resignations. The Board of Directors will act upon such recommendation within 90 days following certification of the stockholder vote.

        Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

        An automated system administered by Broadridge Financial Solutions, Inc. tabulates the votes. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum. Each proposal is tabulated separately. Abstentions and broker non-votes will have no effect with respect to the election of directors. Abstentions, with respect to the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm, will have the same effect as a vote against such proposal. Broker non-votes will have no effect on the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The Company's only outstanding class of equity securities is its Common Stock. The following table sets forth information regarding the beneficial ownership of Common Stock as of March 27, 2009 by (i) each Named Executive Officer (as defined in "Compensation Discussion and Analysis"); (ii) each director and director nominee of the Company; (iii) all present executive officers and directors of the Company as a group; and (iv) each other person known to the Company to own beneficially more than five percent (5%) of the Common Stock as of March 27, 2009. The address of each officer and director is c/o Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent
Michael W. Barnes	352,405	(3)	*
Kosta N. Kartsotis	9,111,667	(4)	13.7%
Tom Kartsotis	8,699,451	(5)	13.1%
Mike Kovar	65,219	(6)	*
Jennifer Pritchard	51,901	(7)	*
Mark D. Quick	166,803	(8)	*
Jal S. Shroff**	988,850	(9)	1.5%
Elaine Agather	3,250	(10)	*
Kenneth W. Anderson	65,994	(11)	*
Jeffrey N. Boyer	4,500	(12)	*
Alan J. Gold	64,000	(13)	*
Elysia Holt Ragusa	4,500	(14)	*
James E. Skinner	10,000	(15)	*
Michael Steinberg	35,250	(16)	*
Donald J. Stone	73,812	(17)	*
James M. Zimmerman	8,500	(18)	*
All executive officers and directors as a group (17 persons)	19,752,375	(19)	29.6%
FMR LLC	6,661,931	(20)	10.0%
Lord, Abbett & Co. LLC	3,541,281	(21)	5.3%
Royce & Associates, LLC	7,163,289	(22)	10.8%

*
Less than 1%

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Beneficial ownership information is based on the most recent Form 3, 4 and 5 and Schedule 13D and 13G filings with the SEC and reports made directly to the Company. The number of shares shown as beneficially owned includes shares of Common Stock subject to stock options and stock appreciation rights exercisable within 60 days after March 27, 2009. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
The percentages indicated are based on 66,628,696 shares of Common Stock outstanding on March 27, 2009. Shares of Common Stock subject to stock options and stock appreciation rights exercisable within 60 days after March 27, 2009 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity.

(3)
Includes 151,000 shares of Common Stock subject to stock options and 52,600 shares of Common Stock subject to stock appreciation rights, of which 14,400 shares have a grant price of $18.41, 16,000 shares have a grant price of $22.63, 7,200 shares have a grant price of $31.24 and 15,000 shares have a grant price of $30.71, all exercisable within 60 days. Also includes 2,009 shares held indirectly through a 401(k) plan account and 60,578 shares of restricted stock and 73,760 restricted stock units subject to a vesting schedule.

(4)
Comprised of 7,214,339 shares of Common Stock pledged as collateral to secure a margin loan with Citi Smith Barney and 1,897,338 shares held by The Kartsotis Family Irrevocable Family Trust for the benefit of the family of Mr. Tom Kartsotis.

(5)
Includes 63,521 shares of Common Stock owned by Mr. Tom Kartsotis as custodian for Annie Kartsotis and Jack Kartsotis, both minors, 1,206,793 shares owned by Lynne Stafford Kartsotis, wife of Mr. Kartsotis, as to which Mr. Kartsotis disclaims beneficial ownership, 2,666,667 shares which are pledged as collateral to secure a revolving line of credit extended by JPMorgan Chase Bank, N.A and 813,144 shares pledged as collateral to secure a margin loan by Citi Smith Barney to Kosta N. Kartsotis.

(6)
Includes 36,999 shares of Common Stock subject to stock options and 7,600 shares of Common Stock subject to stock appreciation rights, of which 2,400 shares have a grant price of $18.41, 1,600 shares have a grant price of $31.24 and 3,600 shares have a grant price of $30.71, all exercisable within 60 days. Also includes 1,029 shares held indirectly through a 401(k) plan account, 762 shares held in a personal IRA account and 3,420 shares of restricted stock and 12,700 restricted stock units subject to a vesting schedule.

(7)
Includes 16,200 shares of Common Stock subject to stock appreciation rights, of which 12,000 shares have a grant price of $19.15, 1,200 shares have a grant price of $31.24 and 3,000 shares have a grant price of $30.71, all exercisable within 60 days. Also includes 31,000 restricted stock units subject to a vesting schedule.

(8)
Includes 60,750 shares of Common Stock subject to stock options and 29,600 shares of Common Stock subject to stock appreciation rights, of which 9,600 shares have a grant price of $18.41 and 8,000 shares have a grant price of $22.63, 6,000 shares have a grant price of $31.24 and 6,000 shares have a grant price of $30.71, all exercisable within 60 days. Also includes 1,920 shares held indirectly through a 401(k) plan account and 14,980 shares of restricted stock and 51,960 restricted stock units subject to a vesting schedule.

(9)
Includes 90,999 shares of Common Stock subject to stock options exercisable within 60 days. Also includes indirect ownership of 897,851 shares of Common Stock owned of record by Healing Light Limited, an entity controlled by Mr. Shroff. Mr. Shroff and his wife, Mrs. Pervin Shroff, share voting and investment power with respect to 897,851 shares of Common Stock.

(10)
Shares of Common Stock subject to stock options exercisable within 60 days.

(11)
Includes 43,682 shares of Common Stock subject to stock options exercisable within 60 days. Also includes 17,812 shares owned by the K.W. Anderson Family Limited Partnership. Mr. Anderson is managing general partner of the partnership and has sole voting and investment power with respect to those shares.

(12)
Shares of Common Stock subject to stock options exercisable within 60 days.

(13)
Includes 43,750 shares of Common Stock subject to stock options exercisable within 60 days.

(14)
Shares of Common Stock subject to stock options exercisable within 60 days.

(15)
Includes 4,500 shares of Common Stock subject to stock options exercisable within 60 days.

(16)
Includes 30,250 shares of Common Stock subject to stock options exercisable within 60 days.

(17)
Includes 43,750 shares of Common Stock subject to stock options exercisable within 60 days.

(18)
Includes 4,500 shares of Common Stock subject to stock options exercisable within 60 days.

(19)
Reflects the information in footnotes (3) through (13) above and includes 22,500 shares of Common Stock subject to stock options and 8,150 shares of Common Stock subject to stock appreciation rights, of which 2,250 shares have a grant price of $18.41, 1,500 shares have a grant price of $25.93, 2,000 shares have a grant price of $35.05 and 2,400 shares have a grant price of $30,71, all exercisable within 60 days, 4,735 shares of restricted stock and 6,000 restricted stock units subject to a vesting schedule.

(20)
Based on Amendment No. 13 to Schedule 13G, filed on February 17, 2009, filed by FMR LLC ("FMR"), 82 Devonshire Street, Boston, Massachusetts 02109, with the SEC. The Amendment No. 13 discloses that FMR has the sole power to vote or direct the vote of 760 shares of the 6,661,931 shares of Common Stock it beneficially owns, and sole power to dispose or to direct the disposition of the 6,661,931 shares. The Amendment No. 13 additionally discloses that Edward C. Johnson, 3d and FMR each has sole dispositive power over 6,661,931 shares.

(21)
Based on Schedule 13G, filed on February 13, 2009, filed by Lord, Abbett & Co. LLC ("Lord Abbett"), 90 Hudson Street, Jersey City, NJ 07302, with the SEC. The Schedule 13G discloses that Lord Abbett has sole voting power of 3,220,723 shares of the 3,541,281 shares of Common Stock it beneficially owns, and sole power to dispose or to direct the disposition of the 3,541,281 shares.

(22)
Based on Amendment No. 5 to Schedule 13G, filed on January 23, 2009, filed by Royce & Associates, LLC ("Royce"), 1414 Avenue of the Americas, New York, New York 10019, with the SEC. The Amendment No. 5 discloses that Royce beneficially owns, has the sole power to vote or direct the vote of, and has the sole power to dispose or direct the disposition of 7,163,289 shares of Common Stock.

ELECTION OF DIRECTORS
(Proposal 1)

        The Board of Directors currently consists of thirteen members and is classified into three classes. The term of one class of directors expires each year. The terms of five directors will expire at the Annual Meeting. Three of these directors (the "Director Nominees") have been nominated for election as directors by the Board of Directors to serve for a term of office to expire at the Annual Meeting of Stockholders in 2012, with each to hold office until his successor has been duly elected and qualified. The other two directors whose terms are expiring are not standing for re-election. Stockholders will be unable to vote for more than three persons. To be elected as a director, each Director Nominee must receive a plurality of the votes cast at the Annual Meeting for the election of directors. However, pursuant to the Company's Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who receives a Majority Withheld Vote is required to promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept such resignation; however, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves and recommend to the Board of Directors whether to accept such resignations. The Board of Directors will act upon such recommendation within 90 days following certification of the stockholder vote. Should any Director Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Directors and Nominees

        The following table and text set forth the name, age and positions of each Director Nominee and director:

Name	Age	Position
Elaine Agather	53	Director
Kenneth W. Anderson	77	Director
Michael W. Barnes	48	Director and President and Chief Operating Officer
Jeffrey N. Boyer	51	Director
Alan J. Gold	75	Director
Kosta N. Kartsotis	56	Director and Chief Executive Officer
Tom Kartsotis	49	Director and Chairman of the Board
Elysia Holt Ragusa	58	Director
Jal S. Shroff	72	Director and Managing Director of Fossil (East) Limited
James E. Skinner	55	Director
Michael Steinberg	80	Director
Donald J. Stone	80	Director and Lead Independent Director
James M. Zimmerman	65	Director

        The Director Nominees for election to the Board of Directors at the Annual Meeting are as follows:

        Kosta N. Kartsotis has served as Chief Executive Officer since October 2000. Mr. Kartsotis also served as President of the Company from December 1991 to December 2006 and as Chief Operating Officer from December 1991 until October 2000. Mr. Kosta Kartsotis joined the Company in 1988. He has been a director of the Company since 1990.

        James E. Skinner was appointed to the Board of Directors effective December 20, 2007. Mr. Skinner is currently a member of the Company's Audit Committee and Finance Committee. He serves as Executive Vice President and Chief Financial Officer of The Neiman Marcus Group, Inc. From 2001 until October 2007, he held the position of Senior Vice President and Chief Financial Officer of The Neiman Marcus Group, Inc. Mr. Skinner served as Senior Vice President and Chief Financial Officer of CapRock Communications Corp. in 2000.

        Michael Steinberg has been a director of the Company since March 2000. Mr. Steinberg is currently a member of the Company's Compensation Committee and Nominating and Corporate Governance Committee. Mr. Steinberg served as Chairman and Chief Executive Officer of Macy's West, a Division of Federated Department Stores, Inc., from which he retired in January 2000.

        Unless otherwise directed in the proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the Director Nominees for the office of director of the Company. Each of the Director Nominees is presently a director of the Company.

        The Board of Directors does not contemplate that any of the above-named Director Nominees will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE FOR THE BOARD OF DIRECTORS.

Directors Serving Terms to Expire at the 2010 Annual Meeting of Stockholders:

        Elaine Agather was appointed to the Board of Directors on February 8, 2007, effective February 12, 2007. Ms. Agather is currently a member of the Company's Audit Committee and Chairperson of the Compensation Committee. Since 1999, Ms. Agather has served as Chairperson and Chief Executive Officer of Chase, Dallas Region. She also has served as South Region Head and Managing Director of JPMorgan Private Bank since 2001. From 1992 until 1999, she served as Chairperson of Texas Commerce Bank in Fort Worth, Texas.

        Tom Kartsotis has served as Chairman of the Board since December 1991. Mr. Tom Kartsotis founded the Company in 1984 and served as its President until December 1991 and as Chief Executive Officer until October 2000. He has been a director of the Company since 1984.

        Jal S. Shroff has served as Managing Director of Fossil (East) Limited since January 1991 and has been a director of the Company since April 1993.

        Donald J. Stone has been a director of the Company since April 1993. Mr. Stone is currently the Chairman of the Company's Nominating and Corporate Governance Committee. Mr. Stone is also currently the Lead Independent Director, effective May 2007. Mr. Stone served as Vice Chairman of Federated Department Stores until February 1988, at which time he retired.

Directors Serving Terms to Expire at the 2011 Annual Meeting of Stockholders:

        Michael W. Barnes has served as President and Chief Operating Officer of the Company since January 1, 2007. Mr. Barnes served as President, International and Special Markets Division from October 2000 to December 2006. Mr. Barnes served as Executive Vice President from 1995 until October 2000 and has been a director of the Company since February 1993.

        Jeffrey N. Boyer was appointed to the Board of Directors effective December 20, 2007. Mr. Boyer is currently a member of the Company's Audit Committee and Finance Committee. He also serves as Executive Vice President and Chief Financial Officer of 24 Hour Fitness Worldwide, the world's largest privately owned and operated fitness center chain. Mr. Boyer previously served as President and Chief Financial Officer of Michaels Stores, Inc. until March 2008. Mr. Boyer also held the positions of Executive Vice President and Co-President of Michaels Stores, Inc. since 2003. Prior to joining Michaels, he served as the Executive Vice President and Chief Financial Officer of the Kmart Corporation. From 1996 until 2001, he held multiple positions with Sears, Roebuck & Company, advancing to the post of Senior Vice President and Chief Financial Officer.

        Elysia Holt Ragusa was appointed to the Board of Directors effective December 20, 2007. Ms. Ragusa is currently a member of the Compensation Committee. She also currently serves as Senior Managing Director and International Director for Jones Lang Lasalle. Jones Lang Lasalle provides integrated real estate and investment management services to owner, occupier and investor clients worldwide. She previously served as President, Corporate Services-East Staubach Holdings, Inc., and was a member of both the Executive Committee and The Staubach Company's Board of Directors. Ms. Ragusa served as President and Chief Operating Officer of The Staubach Company from July of 2001 until June of 2007. Jones Lang Lasalle and The Staubach Company merged in 2008.

        James M. Zimmerman was appointed to the Board of Directors effective September 5, 2007. Mr. Zimmerman is currently a member of the Company's Finance Committee and Nominating and Corporate Governance Committee. Mr. Zimmerman currently serves as a member of the Board of Directors of The Chubb Corporation. Mr. Zimmerman retired from Federated Department Stores in February 2004 after serving for the previous six years as Chairman and Chief Executive Officer, and prior to that as President and Chief Operating Officer beginning in May 1988. He is a former member of the Board of Directors of The Convergys Corporation, The Goodyear Tire and Rubber Company, and the H.J. Heinz Company.

        The following directors with terms expiring at the Annual Meeting are not standing for re-election:

        Kenneth W. Anderson has been a director of the Company since April 1993. Mr. Anderson is currently the Chairman of the Company's Audit Committee and a member of the Company's Nominating and Corporate Governance Committee. Before his retirement, Mr. Anderson was a co-founder of Blockbuster Entertainment Corporation, a video rental company, and served as its President from 1985 until 1987. From 1987 to 1991, Mr. Anderson served in various positions with Amtech Corporation, a remote electronic identification technology company, which he co-founded, including the position of Chairman of its Executive Committee.

        Alan J. Gold has been a director of the Company since April 1993. Mr. Gold is currently a member of the Company's Audit Committee and Compensation Committee. Mr. Gold was the founder of Accessory Lady, a women's fashion accessory retail chain, and served as its President until 1992. Mr. Gold is currently President of Goldcor Investments.

        Mr. Tom Kartsotis and Mr. Kosta N. Kartsotis are brothers. There are no other family relationships among any of the directors, Director Nominees or executive officers of the Company.

Board Committees and Meetings

        The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Ms. Agather and Messrs. Boyer, Gold and Skinner (Chairman) serve on the Audit Committee; Ms. Agather (Chairperson) and Ms. Ragusa and Mr. Steinberg serve on the Compensation Committee; Messrs. Boyer, Skinner and Zimmerman serve on the Finance Committee and Messrs. Steinberg, Stone (Chairman) and Zimmerman serve on the Nominating and Corporate Governance Committee. Upon the expiration of Mr. Anderson's term as a member of the Board of Directors at the Annual Meeting, Mr. Skinner will assume the role of Chairman of the Audit Committee. The Finance Committee was formed in April 2009 and the members will elect a chairman at their initial meeting.

        Audit Committee.    The functions of the Audit Committee are to appoint the Company's independent registered public accounting firms, to review the plan and scope of any audit of the Company's financial statements and to review the Company's significant accounting policies and other related matters. Deloitte & Touche LLP, the Company's principal independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company's independent registered public accounting firm prior to the filing of officers' certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls over financial reporting. The Audit Committee has adopted a procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. The Company's internal audit group reports directly to the Audit Committee on a quarterly basis. The Audit Committee held a total of twelve meetings during the fiscal year ended January 3, 2009.

        All members of the Audit Committee have been determined to be financially literate and to meet the appropriate Nasdaq and SEC standards for independence. See "Director Independence." The Audit Committee includes two independent directors, Messrs. Boyer and Skinner, who have been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with SEC rules. The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company's web site, www.fossil.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

        Compensation Committee.    The functions of the Compensation Committee are to make recommendations to the Board of Directors regarding the compensation of Company executives, to produce annual reports on executive compensation for inclusion in the Company's proxy statement, to oversee and advise the Board of Directors on the adoption of policies that govern the Company's compensation programs, including stock and benefit plans and to administer the 2004 Long-Term Incentive Plan (the "2004 Incentive Plan"), which terminated on May 21, 2008, the 2008 Long-Term Incentive Plan (the "2008 Incentive Plan") and the 2002 Restricted Stock Plan (the "Restricted Stock Plan"), which was terminated on August 29, 2007. The Compensation Committee held five meetings during the fiscal year ended January 3, 2009.

        All members of the Compensation Committee have been determined to meet the appropriate Nasdaq standards for independence. See "Director Independence." Further, each member of the Compensation Committee is a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act and an "outside director" as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Copies of the Compensation Committee Charter can be obtained free of charge from the Company's web site, www.fossil.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

        Finance Committee.    In April 2009, the Board of Directors established the Finance Committee. The functions of the Finance Committee are to oversee all areas of corporate finance for the Company, including capital structure, equity and debt financings, capital expenditures, cash management, banking activities and relationships, investments, foreign exchange activities, and share repurchase activities. The specific responsibilities and functions of the Finance Committee are delineated in the Finance Committee Charter. Copies of the charter can be obtained free of charge from the Company's web site, www.fossil.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

        Nominating and Corporate Governance Committee.    In August 2005, the Board of Directors established the Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee are to: (a) identify qualified individuals for membership on the Board of Directors; (b) recommend to the Board of Directors the director nominees for the next annual meeting of stockholders; (c) develop and recommend to the Board of Directors a set of corporate governance guidelines; and (d) oversee the corporate governance affairs of the Board of Directors and the Company. The Nominating and Corporate Governance Committee's role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. In addition, the Nominating and Corporate Governance Committee conducts an annual review of the Company's succession plans relating to the Chairman and Chief Executive Officer positions. The Nominating and Corporate Governance Committee regularly reviews the purposes of the Board committees, recommends to the Board of Directors any necessary or desired changes to the purposes of such committees and whether any committees should be created or discontinued.

        The specific responsibilities and functions of the Nominating and Corporate Governance Committee are delineated in the Nominating and Corporate Governance Committee Charter. Copies of the charter can be obtained free of charge from the Company's web site, www.fossil.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525.

        The Nominating and Corporate Governance Committee held three meetings during the fiscal year ended January 3, 2009. All members of the Nominating and Corporate Governance Committee have been determined to meet the appropriate Nasdaq standards for independence. See "Director Independence."

        The Board of Directors held four meetings during the fiscal year ended January 3, 2009. During 2008, each director attended 75% or more of the meetings of the Board of Directors and the meetings held by all committees of the Board on which such director served. The Board of Directors strongly encourages that directors make a reasonable effort to attend the Company's Annual Meeting of Stockholders. All of the then current members of the Board of Directors attended the Company's 2008 Annual Meeting of Stockholders.

Report of the Audit Committee

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended January 3, 2009, which includes the consolidated balance sheets of the Company as of January 3, 2009 and January 5, 2008, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended January 3, 2009, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed with the SEC" or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm.

        The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" that includes, among other items, matters related to the conduct and the results of the audit of the Company's financial statements.

        The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from the Company.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

                      AUDIT COMMITTEE

                      Kenneth W. Anderson, Chairman
                      Jeffrey N. Boyer
                      Elaine Agather
                      Alan J. Gold
                      James E. Skinner

Corporate Governance

        The Company, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. You may obtain a copy of the Company's Corporate Governance Guidelines without charge by sending a written request to Fossil, Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082, Attn: Investor Relations. The Corporate Governance Guidelines are also available at www.fossil.com.

Director Independence

        The standards relied upon by the Board of Directors in affirmatively determining whether a director is "independent" in compliance with the rules of NASDAQ are comprised, in part, of those objective standards set forth in the NASDAQ Marketplace Rules, which include the following bright line rules: (a) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law and anyone, other than a domestic employee, sharing the director's home) is an executive officer of the Company, would not be independent for a period of three years after termination of such relationship; (b) a director who receives, or whose immediate family member receives, payments of more than $120,000 during any period of twelve consecutive months from the Company, except for certain permitted payments, would not be independent for a period of three years after ceasing to receive such payment; (c) a director who is or who has an immediate family member who is, a current partner of the Company's outside auditor or who was, or who has an immediate family member who was, a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years would not be independent until a period of three years after the termination of such relationship; (d) a director who is, or whose immediate family member is, employed as an executive officer of another company where any of the Company's executive officers served on the other company's compensation committee would not be independent for a period of three years after the end of such service on the compensation committee; and (e) a director who is, or who has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $200,000, or 5% of such recipient's consolidated gross revenues, would not be independent until a period of three years after falling below such threshold.

        The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current directors Elaine Agather, Kenneth W. Anderson, Jeffrey N. Boyer, Alan J. Gold, Elysia Holt Ragusa, James E. Skinner, Michael Steinberg, Donald J. Stone and James M. Zimmerman are "independent." As part of the Board's process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) such director has no other "material relationship" with the Company that could interfere with such director's ability to exercise independent judgment.

Independent Director Meetings

        The Company's independent directors held four formal meetings independent from management during fiscal 2008. Mr. Donald J. Stone acted as Chairman at the meetings of the independent directors.

Lead Director

        The independent members of our Board of Directors selected Donald Stone to serve as Lead Independent Director for fiscal 2008 and 2009. The Lead Independent Director presides over all executive sessions of the non-management directors and other meetings of the Board in the absence of the Chairman of the Board, serves as the principal liaison to the non-management directors and consults with the Chairman regarding information to be sent to the Board, meeting agendas and establishing meeting schedules.

Director Nomination Policy

        The Company has a standing Nominating and Corporate Governance Committee consisting entirely of independent directors. Each Director Nominee was recommended to the Board by the Nominating and Corporate Governance Committee for selection.

        The Company adopted a policy in 2005, amended in 2007, that each non-management director will have a term limit of three (3) terms of three (3) years each, unless the Board determines that it is in the best interest of the Company to extend a particular director's term beyond such term limit. Mr. Steinberg is a member of the class of directors whose term expires at the 2009 Annual Meeting of Stockholders. Mr. Steinberg has reached the term limit. However, the Nominating and Corporate Governance Committee recommended Mr. Steinberg as a Director Nominee and the Board determined that it was in the best interest of the Company to extend Mr. Steinberg's term for another three years.

        The Nominating and Corporate Governance Committee will consider all proposed nominees for the Board of Directors, including those put forward by stockholders. Stockholder nominations should be addressed to the Nominating and Corporate Governance Committee in care of Randy Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this proxy statement, in accordance with the provisions of the Company's bylaws. The Nominating and Corporate Governance Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers all factors it considers appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the Nominating and Corporate Governance Committee will first consider current Board members because they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the Company. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

Codes of Business Conduct and Ethics

        The Company has adopted a Code of Conduct and Ethics that applies to directors, officers and other employees of the Company and its subsidiaries. In addition, the Company has adopted a Code of Ethics for Senior Financial Officers, which includes the Company's principal executive officer, principal financial officer, and principal accounting officer. Violations of these codes may be reported to the Audit Committee. Copies of the codes can be obtained free of charge from the Company's web site, www.fossil.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of Investor Relations, or by telephone at (972) 234-2525. The Company intends to post any amendments to, or waivers from, its Code of Ethics that apply to its Senior Financial Officers on its web site at www.fossil.com.

Personal Loans to Executive Officers and Directors

        The Company complies with and will operate in a manner consistent with enacted legislation prohibiting extensions of credit in the form of a personal loan to or for its directors and executive officers.

Communication with the Board of Directors

        A stockholder who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by directing a written request addressed to such director or directors in care of Randy S. Hyne, Vice President, General Counsel and Secretary, at the address appearing on the first page of this proxy statement. Communication(s) directed to members of the Board who are not non-management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

Executive Officers

        The name, age, current position with the Company, and principal occupation during the last five years of executive officers Messrs. Kosta N. Kartsotis and Michael W. Barnes and the year each first became an executive officer of the Company is set forth above under the caption "Directors and Nominees," and with respect to each remaining executive officers is set forth in the following table and text:

Name	Age	Position
Livio Galanti	41	Executive Vice President
Mike L. Kovar	47	Executive Vice President, Chief Financial Officer and Treasurer
Jennifer Pritchard	50	President, Retail Division
Mark D. Quick	60	Vice Chairman

        Livio Galanti has served as Executive Vice President since August 2007. Mr. Galanti served as Senior Vice President of Luxury Brands from December 2006 until July 2007. From November 2004 to November 2006, Mr. Galanti served as Senior Vice President of the Sports Division. Prior to joining the Company, Mr. Galanti served for three years as General Manager and joint venture partner in Timex Group Italia, a watch distribution, design and development company.

        Mike L. Kovar has served as Executive Vice President, Chief Financial Officer and Treasurer since March 2008 and served as Senior Vice President, Chief Financial Officer and Treasurer since October 2000. Mr. Kovar served as Senior Vice President, Finance from March 2000 until October 2000. From November 1997 until March 2000, Mr. Kovar served as Vice President and Chief Financial Officer for BearCom Group, Inc., a wholesaler of two-way radios, and as Controller from July 1996 to November 1997.

        Jennifer Pritchard has served as President of the Retail Division since September 2006. From January 2004 until March 2006 she served as President of Arden B., a division of Wet Seal, a specialty retailer of apparel and accessory items. Prior to that, from October 2002 until January 2004, Ms. Pritchard served as President of Zutopia, another division of Wet Seal, and from April 2001 until October 2002, she served as Executive Vice President Product Development and Marketing of Tex 38, LLC, a Hong-Kong based design and production company.

        Mark D. Quick has served as Vice Chairman of the Company since January 1, 2007. Mr. Quick served as President, Fashion Accessories from October 2000 until December 2006 and President, Stores Division from March 2003 until September 2006. Mr. Quick served as Executive Vice President from March 1997 until October 2000. From November 1995 until March 1997, he served as Senior Vice President-Accessories.

 FISCAL 2008 DIRECTOR COMPENSATION TABLE

        The following table provides information regarding director compensation during the fiscal year ended 2008.

Name(1)(2)(3)(4)	Fees Earned or Paid in Cash ($)(5)	Option Awards ($)	Total ($)
Elaine Agather	70,000	243	70,243
Kenneth W. Anderson	73,750	243	73,993
Jeffrey N. Boyer	54,750	243	54,993
Alan J. Gold	59,500	243	59,743
Elysia Holt Ragusa	45,500	243	45,743
James E. Skinner	56,250	243	56,493
Michael Steinberg	49,500	243	49,743
Donald J. Stone	53,125	243	53,368
James M. Zimmerman	47,250	243	47,493

    (1)
    Messrs. Kosta Kartsotis and Barnes were directors and executive officers during 2008. As such, information about them and their compensation figures are listed in the Summary Compensation Table below. Messrs. Kosta Kartsotis and Barnes did not receive any additional compensation for services provided as directors.

    (2)
    Messrs. Tom Kartsotis and Shroff were directors and officers, other than Named Executive Officers, during 2008. Messrs. Tom Kartsotis and Shroff did not receive any additional compensation for services provided as directors.

    (3)
    The grant date fair value of awards computed in accordance with Financial Accounting Standards Board Statement No. 123 (revised 2004) Share-Based Payment ("SFAS 123R") for all directors listed above is $58,349.

    (4)
    Our directors' outstanding option awards as of fiscal year end 2008 are as follows: Ms. Agather—12,500; Mr. Anderson—51,682; Mr. Boyer—15,000; Mr. Gold—52,750; Ms. Ragusa—15,000; Mr. Skinner—15,000; Mr. Steinberg—39,250; Mr. Stone—52,750; and Mr. Zimmerman—15,000.

    (5)
    Includes retainer fees and fees earned for attendance at board meetings and committee meetings.

Director Compensation

        Cash Compensation.    Non-employee directors received the following cash compensation:

  •
  For service on the Board of Directors, each non-employee director received an annual retainer of $40,000, a fee of $1,500 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

  •
  For service on the Audit Committee, the chairman received an additional annual retainer of $20,000 and each other member received an additional annual retainer of $2,500. Each Audit Committee member also received a fee of $1,250 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

  •
  For service on the Compensation Committee, the chairperson received an additional annual retainer of $10,000, and each Compensation Committee member also received a fee of $1,250 for each in-person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

  •
  For service on the Nominating and Corporate Governance Committee, the chairman received an additional annual retainer of $7,500, and each Nominating and Corporate Governance Committee member also received a fee of $1,250 for each in person meeting, and a fee of $1,000 for each telephonic meeting in excess of one hour.

        As of April 1, 2009, the fees described above were reduced by 7%. For 2009, the directors received the full annual retainer described above. Meeting fees were paid at the rates described above prior to April 1, 2009 and at the reduced rates thereafter. The Finance Committee was formed on April 1, 2009. For service on the Finance Committee, the chairman receives an additional annual retainer of $6,975, and each Finance Committee member also receives a fee of $1,162 for each in person meeting, and a fee of $930 for each telephonic meeting in excess of one hour.

        The Company also reimbursed its directors for ordinary and necessary travel expenses incurred in attending such meetings. Payment is made for each committee meeting attended even if a non-employee director attends more than one committee meeting on the same day.

        Nonemployee Director Stock Option Plan.    Pursuant to the Company's 1993 Nonemployee Director Stock Option Plan (the "Nonemployee Director Plan"), each non-employee director received a grant of 5,000 non-qualified stock options on the date of becoming a director of the Company. On the first day of each calendar year, each non-employee director received an additional grant of non-qualified stock options, as long as he or she was then serving as a non-employee director. Prior to April 1, 2008, such annual grant was in the amount of 4,000 non-qualified stock options. Effective April 1, 2008, the annual grant was increased to 6,000 non-qualified stock options. The grant of options pursuant to the Nonemployee Director Plan was automatic. The Board of Directors and the stockholders of the Company approved the Nonemployee Director Plan.

        Options granted pursuant to the Nonemployee Director Plan become exercisable (i) with respect to 50% of the total number of shares subject thereto, on the first anniversary of the date of grant and (ii) with respect to the remaining shares subject thereto, in installments of 25% of such shares on the second and third anniversaries of the date of grant. The exercise price of options granted pursuant to the Nonemployee Director Plan is the fair market value of the Common Stock on the date of grant. Such exercise price must be paid in full in cash at the time an option is exercised. Options granted under the Nonemployee Director Plan expire on the earliest of (i) ten years from the date of grant, (ii) one year after the optionee ceases to be a director by reason of death or (iii) three months after the optionee ceases to be a director for any reason other than death.

        The Nonemployee Director Plan provides that the Board of Directors may make certain adjustments to the exercise price and number of shares subject to options granted thereunder in the event of a stock split, stock dividend, combination, reclassification or certain other corporate transactions. Subject to certain limitations, the Board of Directors is authorized to amend the Nonemployee Director Plan as it deems necessary, but no amendment may adversely affect the rights of an optionee with respect to an outstanding option without the optionee's consent. The Compensation Committee of the Board of Directors is not responsible for the administration of the Nonemployee Director Plan.

        On May 21, 2008, upon stockholder approval of the 2008 Incentive Plan, the Non-Employee Director Plan was terminated. The terms of the Non-Employee Director Plan will continue to govern grants made under such plan prior to its termination.

        2008 Incentive Plan.    Pursuant to the 2008 Incentive Plan, each outside director of the Company who does not elect to decline to participate in the 2008 Incentive Plan is automatically granted non-qualified stock options as follows: (1) each individual who first becomes an outside director is automatically granted a one-time grant of non-qualified stock options to purchase 5,000 shares of Common Stock; and (2) on January 1st of each year (other than the calendar year in which the individual first becomes an outside director), each outside director is automatically granted non-qualified stock options to purchase 6,000 shares of Common Stock, so long as such outside director continuously serves as a director of the Company at all times prior to such date of grant and after his or her appointment as an outside director. Notwithstanding the foregoing, any automatic outside director grants may be made only if the number of shares subject to future grants is sufficient to make all automatic grants required to be made on such date of grant.

        Non-qualified stock options granted to such outside directors vest and become exercisable as follows: (i) 50% of the total number of shares of Common Stock subject to a non-qualified stock option vest and become exercisable on the first anniversary of the date of grant, provided the outside director is providing services to the Company or a subsidiary on such date; (ii) an additional 25% of the total number of shares of Common Stock subject to a non-qualified stock option vest and become exercisable on the second anniversary of the date of grant, provided the outside director is providing services to the Company or a subsidiary on such date; and (iii) the remaining 25% of the total number of shares of Common Stock subject to a non-qualified stock option vest and become exercisable on the third anniversary of the date of grant, provided the outside director is providing services to the Company or a subsidiary on such date. Notwithstanding the foregoing, in the event of an outside director's termination of service due to his or her death, all unvested non-qualified stock options will immediately become 100% vested and exercisable.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

        This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of January 3, 2009. These individuals are referred to as the "Named Executive Officers" in this proxy statement.

Compensation Program

Compensation Program Objectives and Philosophy

        Our compensation objectives are to maintain competitive pay practices that will enable us to attract, retain and reward the highest performers who are capable of leading us in achieving our strategic business objectives. To meet these goals, we use base salary, performance-based short term incentive compensation and long term equity-based incentive programs, as appropriate, to reward and reinforce the value added contributions and attainment of performance objectives that aid us in our efforts to meet our profitability goals and create stockholder value. A significant portion of senior management's compensation is and will continue to be equity-based compensation to emphasize the link between executive compensation and the creation of stockholder value as measured by the equity markets.

        We utilize external benchmarking data and comparable peer groups to establish competitive total compensation pay practices that are appropriate for our industry and evaluate employees' compensation on an annual basis and make changes accordingly. We also take into consideration current economic conditions and our financial projections. We target the overall pay structures to be at the 50th percentile of the companies that we believe comprise our peer group market and with whom we believe we principally compete for executive officer candidates.

Compensation Program Design

        Our compensation program is designed to achieve our objectives of attracting, retaining and motivating employees and rewarding them for achievement that we believe will bring us success and create stockholder value. These programs are designed to be competitive with the companies in the industry in which we must compete for talent. A significant portion of the compensation for our Named Executive Officers includes annual long-term equity awards that have extended vesting periods. The purpose of these awards is to serve as both a retention and incentive mechanism that will encourage recipients to remain with us and create value for both the award recipient and our stockholders.

        In the first quarter of fiscal 2008, our Compensation Committee considered the following factors in establishing the compensation of our Named Executive Officers for fiscal 2008:

  •
  Our overall operating performance during 2007 and the achievements of the Named Executive Officers with respect to: (a) their contribution of our overall performance; (b) results of each division and whether such division achieved its sales and/or expense goals; and (c) results in relation to the budget for each division.

  •
  Individual performance appraisals of the Named Executive Officers and their contributions toward our performance goals and other objectives as established by the Chief Executive Officer ("CEO") and the Compensation Committee, including a subjective evaluation of each Named Executive Officer's: (a) vision and strategic direction with respect to his individual business responsibilities; (b) ability to inspire and influence others; (c) development of subordinates; (d) execution of assigned tasks; and (e) ability to perform above and beyond the required scope and responsibilities of his enumerated role.

  •
  The compensation packages for executives who have similar positions and levels of responsibility at other companies in our peer group and relevant market data.

Compensation Decision-Making

The Compensation Committee

        The Compensation Committee is appointed by the Board to exercise the Board's authority concerning compensation of the executive management team, and non-employee directors and the administration of the stock-based and incentive compensation plans of the Company. The Compensation Committee typically meets in separate sessions at least on a quarterly basis. In addition, the Compensation Committee sometimes schedules special meetings or non-meeting "work sessions," either by telephone or in person, as necessary to fulfill its duties. Meeting agendas are established by the chairperson after consultation with other members of the Compensation Committee and Mr. Kosta N. Kartsotis, our CEO. The current members of the Compensation Committee are Ms. Agather, who serves as chairperson, Mr. Gold, Ms. Ragusa and Mr. Steinberg. Each of these Compensation Committee members also served on the Compensation Committee for all of fiscal 2008.

Role of Executives in Establishing Compensation

        Our CEO, our Chairman, Mr. Tom Kartsotis, other members of management (particularly the Vice President of Human Resources), and Compensation Committee members regularly discuss our compensation issues and the performance and retention of our Named Executive Officers. Messrs. Kosta N. Kartsotis and Tom Kartsotis, in connection with the Vice President of Human Resources, typically recommend to the Compensation Committee the annual base salary, bonus and equity awards (if any) for the other members of the executive management team, for the Compensation Committee's review, modification and approval.

        The Compensation Committee would typically establish the base salary, bonus and equity incentive awards for the CEO, Mr. Kosta N. Kartsotis. However, Mr. Kosta N. Kartsotis again refused all forms of compensation for fiscal 2008. Mr. Kosta N. Kartsotis is one of the initial investors in our Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

        To assist it in overseeing compensation practices, the Compensation Committee periodically requests that the Human Resources Department gather compensation data for the Compensation Committee's review. Certain members of the executive management team and other employees regularly attend portions of Compensation Committee meetings in order to provide information and recommendations to the Compensation Committee as requested, although the Compensation Committee will meet in executive session with only Compensation Committee members present when it deems appropriate. The CEO attended a portion of all of the Compensation Committee's formal meetings during fiscal 2008. Our Chairman regularly attends Compensation Committee meetings as well.

Use of Performance Rating

        Each Named Executive Officer's performance is evaluated annually in a performance review. The performance review leads to a performance rating, determined on the basis of both business metrics, which are quantitative measures of our performance and positioning, and position competencies, which are qualitative measures of individual performance and talent. Some of the business metrics include net sales, operating expense leverage, operating income, and gross margin. Some of the position competencies that are evaluated for each executive include setting direction and vision for the organization, cultivating corporate culture, managing resources, driving execution, decision making, leading communications, inspiring creativity and change, resolving conflict and collaborating, identifying and maximizing talent, coaching and developing, scorekeeping, and teambuilding. The overall performance review rating is used in determining base salary increases, short term incentive payouts and the size of any equity grants.

Use of Industry Comparative Data

        We operate in a highly competitive sector in which retention of qualified personnel is critical in operating a successful business. As a result, we gather as much information as possible about the total compensation levels and practices at other companies in our peer group. Determining the relevant companies to use for such comparative purposes is a complex task. Some of our competitors are not public, and it is difficult to gain relevant information about the specific executive positions comparable to those of our executives. With the help of the Human Resources Department, the Compensation Committee has developed a peer group of companies that it reviews. If appropriate, this group is adjusted annually. The peer group is comprised such that the median revenue size of the peer group is at or close to our annual revenue. The peer group used in fiscal 2008 contained the following 18 companies:

Quicksilver, Inc.	Timberland Co.	Liz Claiborne, Inc.
Pacific Sunwear California	Guess, Inc.	Urban Outfitters Inc.
Kenneth Cole	Claires Stores Inc	Columbia Sportswear Co.
Chico FAS Inc	Polo Ralph Lauren	Movado Group
Wolverine World Wide	Zales Corp	Coach Inc.
Aeropostale Inc.	New York & Company Inc.	J. Crew

        The Human Resources Department obtains relevant data for each company from that company's most recent proxy statement and other SEC filings, or as otherwise available. In addition, the Human Resources Department participates and utilizes executive compensation surveys to benchmark comparable positions.

        The data reviewed by the Compensation Committee in setting 2008 compensation included compensation information for each of the named executive officers identified by each company as well as each company's financial performance data. From this company-specific information as well as the surveys reviewed, and with the assistance of the Human Resources Department, the data was presented by compensation element. This data provided visibility into how the compensation of each of our Named Executive Officers compared to his peer group counterpart with respect to each compensation component and total compensation. The Compensation Committee evaluated base salaries, target bonuses, actual bonuses, stock option awards, restricted stock awards, and any other equity or incentive programs for which we could obtain data.

Other Compensation Policies

        With the assistance of the Compensation Committee and the executive management team, we developed a number of policies and practices that we implemented during fiscal 2006 and continued to follow in 2008. Consistent with our compensation philosophies described above, our goal for 2008 was to provide each executive officer with an executive compensation program that was appropriate to our business, as well as competitive with the compensation paid to comparable executives in our peer group.

        For fiscal 2008, our compensation program was structured to provide each Named Executive Officer with the opportunity to earn, through a combination of base salary and bonus target awards, total cash compensation close to the 50th percentile of the relevant peer group market. This remains our target for 2009; however, we maintain the ability to exercise discretion to set future compensation levels that are above or below these benchmarks.

        As discussed in more detail below under "Annual Cash Incentive Opportunities," our bonus target was a percentage of the executive officer's base salary, and each executive officer was eligible to earn a bonus if he satisfied certain bonus criteria. The higher the level of responsibility of the executive, the greater the percentage of base salary the executive could earn as potential total performance-based cash compensation. For fiscal 2008, the performance-based cash compensation paid was 0% of base salary for each of the Named Executive Officers.

        Historically, there has not been a pre-established policy or target for the allocation between either cash and non-cash or short and long-term incentive compensation. The CEO and Chairman review information, surveys and other information considered relevant, which may, but in 2008 did not, include information from consultants, to determine the appropriate level and mix of incentive compensation for each executive officer and make recommendations to the Compensation Committee, which also has access to the background material reviewed by the CEO and Chairman. The portion of an executive's total compensation that is contingent upon our performance tends to increase commensurate with the executive's position within our Company. This approach is designed to provide more upside potential and downside risk for those senior positions.

        For 2008, we attempted to ensure that a substantial amount of each Named Executive Officer's total compensation was performance-based, was linked to our operating performance, and over the executive's tenure, derived its value from the market price of our Common Stock.

        Benefit programs are generally egalitarian. Our qualified defined contribution 401(k) plan is available to employees in the United States. Our Named Executive Officers may also participate in a deferred compensation plan. Our CFO, Mr. Mike Kovar, was the only Named Executive Officer to contribute to this plan in 2008. Effective March 9, 2009, due to the economic conditions in place in the first quarter of 2009, we suspended all 401(k) matching. Our Named Executive Officers do not receive perquisites. Named Executive Officers receive discounts on Fossil products, as do all employees.

        We attempt to ensure that both cash and equity components of total compensation are tax deductible, to the maximum extent possible and applicable, by the use of stockholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Code. However, our cash-based incentive plan is not stockholder approved and therefore would not comply with Section 162(m).

        The Compensation Committee's full responsibilities with respect to our compensation practices are set forth in its charter and described in more detail above under "Board Committees and Meetings—Compensation Committee."

Elements of Compensation

        Compensation arrangements for the Named Executive Officers under our fiscal 2008 compensation program included four components: (a) a base salary; (b) a formula-based cash bonus program; (c) the grant of equity incentives in the form of stock settled stock appreciation rights and restricted stock units; and (d) other compensation and employee benefits generally available to all of our employees, such as health insurance, group life and disability insurance and participation in our 401(k) plan.

Base Salaries

        The CEO reviews and recommends to the Compensation Committee individual salaries for the Named Executive Officers annually. Salaries paid to employees are based upon a Company-wide salary structure that we believe is consistent for each position relative to its responsibility and authority and is determined to be reasonably competitive with our industry peer group. In determining individual salaries, the Compensation Committee considers the scope of job responsibilities, individual performance and contributions, as well as our overall performance and annual budget guidelines for merit increases. The Compensation Committee's objective is to deliver base compensation levels for each Named Executive Officer at or near the median for the comparable position within the peer group and based upon market data. Salaries may be set higher when considered necessary to attract or retain key executives. Base salaries are reviewed annually and adjustments to salary are based on both financial and non-financial results. Typically, adjustments to salaries are made in the first quarter of each year during our performance review process. Due to the economic conditions in place in the first quarter of 2009, we suspended merit increases for all our domestic employees and all our executive officers took a 7% pay cut and our senior vice presidents took a 5% pay cut effective April 1, 2009.

Annual Cash Incentive Opportunities

        In 2006, we implemented an annual cash incentive plan that is performance-based to motivate key employees to focus on our operating income. We continued this plan in 2008. The annual cash incentive plan links cash incentive awards to achievement of pre-established performance goals. For 2008, the award opportunities were determined based upon two performance-based measures: (i) the Named Executive Officer's overall performance rating, and (ii) achievement of our operating income targets. The same criteria were used for all other employees eligible to participate in the incentive plan.

        Operating income targets are pre-approved by the Compensation Committee and include a threshold for payout, midpoint and maximum payment targets. The Compensation Committee reviews the performance rating of each executive officer. Based on the performance rating, the eligibility for payout under the plan ranges from 0% of base salary for a "needs improvement" performance rating to 65% of base salary for an "outstanding" performance rating. Once the performance rating is determined, the actual cash incentive amounts are paid to the extent to which the operating income goals are achieved. For example, an employee who received an "outstanding" rating would be eligible for a cash incentive award equal to 65% of his base salary, but would only be paid 50% of such award if we achieved operating income levels at 50% of our bonus plan target. Cash incentive awards are paid only if the operating income thresholds are achieved and the employee's performance rating is at least a "meets expectations." For our 2007 fiscal year, we achieved 100% of our operating income target. Therefore, bonuses were paid in 2008 at 100%. In 2008, we achieved operating income levels at 0% of our bonus plan target. Therefore, 0% of the eligible bonus amount was paid in 2009.

        For 2008, the operating income target thresholds for a payout (10% award), midpoint (50% award) and maximum (100% award) were $233 million, $244 million and $258 million, respectively.

        We believe that the operating income target is challenging and reflects desired above-market performance and thus typically would not be achieved in full. We also believe that performance at a level above the target level set forth in our performance goals would be difficult, but not impossible, to achieve. The Compensation Committee recognizes that the likelihood of achievement in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen.

        The Compensation Committee approves the specific payments to the Named Executive Officers under the annual cash incentive plan. Additionally, the Compensation Committee retains discretion to recommend additional discretionary bonuses during the year based on factors such as business segment, department or individual performance. In 2008, Mr. Kovar, our CFO, received a discretionary bonus of $63,000 based on our financial performance in 2007 and his promotion to Executive Vice President.

        The bonus structure is consistent with our philosophy that a substantial portion of compensation should be tied to Company and individual performance. For fiscal 2009, the performance-based cash bonus program is the same as fiscal 2008 with the exception of the operating income target, which has been revised to reflect current business conditions.

Retention and Incentive Equity Awards

        We believe that substantial equity ownership and equity awards encourage management to take actions favorable to the medium and long-term interests of the Company and its stockholders and align their interests with the interests of the Company and its stockholders. We believe that including equity awards in the compensation program serves our longer term goals, including management retention, because the value of equity, whether in the form of stock options, stock appreciation rights, restricted stock, or restricted stock units, is realized over several years. Accordingly, equity-based compensation constitutes a significant portion of the overall compensation of the Named Executive Officers.

        For fiscal 2008, we granted to certain of the Named Executive Officers a combination of restricted stock units and stock appreciation rights both of which vest twenty percent each year over five years. Stock appreciation rights are made at a specified strike price as set forth in the applicable award agreement, which is generally the mean of the highest and lowest sales price of our Common Stock on the date of grant of the award or on the last preceding trading date if the date of grant is a day on which no such sales were made.

        The CEO bases his award grant recommendations for Named Executive Officers each year on a number of factors, including each Named Executive Officer's role, responsibilities and contributions to our business. In recommending the size, frequency and type of long-term incentive grants, the CEO may also take into account tax implications to the individual and to the Company as well as the expected accounting impact and dilution effects.

        In 2008, the Compensation Committee again discussed stock ownership guidelines. However, several of our Named Executive Officers have been with us for a number of years and already have a significant portion of their financial net worth tied to the performance of our stock. Therefore, the Compensation Committee decided against instituting any stock ownership guidelines at this time.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the members of management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement.

                      COMPENSATION COMMITTEE

                      Elaine Agather, Chairperson
                      Alan J. Gold
                      Elysia Holt Ragusa
                      Michael Steinberg

Compensation Committee Interlocks and Insider Participation

        During 2008, the Compensation Committee was comprised of Mses. Agather (Chairperson) and Ragusa and Messrs. Gold and Steinberg. During 2008, no member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

 FISCAL 2008, 2007 AND 2006 SUMMARY COMPENSATION TABLE

        The following table sets forth the compensation earned by or paid to our Named Executive Officers with respect to 2008. The Named Executive Officers are our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Kosta N. Kartsotis	2008	-0-	(5)	-0-	-0-	-0-	-0-	-0-	-0-		-0-
Chief Executive Officer	2007	-0-		-0-	-0-	-0-	-0-	-0-	4,266		4,266
and Director	2006	-0-		-0-	-0-	-0-	-0-	-0-	3,486		3,486
Mike L. Kovar	2008	318,038		63,000	214,970	288,689	94,500	(20,435)	4,870		963,632
Executive Vice	2007	304,231		130,000	156,200	145,534	8,085	227	99,552	(6)	843,829
President, Chief	2006	243,923		-0-	32,859	46,068	-0-	1,821	4,764		329,435
Financial Officer and
Treasurer
Michael W. Barnes	2008	629,808		-0-	921,300	1,202,873	300,000	(57,641)	4,639		3,000,979
President and Chief	2007	597,019		-0-	913,580	1,178,321	48,950	9,395	360,008	(7)	3,107,273
Operating Officer and	2006	436,538		100,000	197,059	233,965	-0-	11,969	4,039		983,570
Director
Jennifer L. Pritchard	2008	425,154		-0-	230,325	240,575	115,000	-0-	414		1.011,468
President, Retail	2007	441,154		112,000	156,200	109,151	-0-	-0-	7,924		826,429
Division	2006	136,731		25,000	430,800	753,030	-0-	-0-	35,000	(8)	1,380,561
Mark D. Quick	2008	536,923		-0-	552,780	481,149	260,000	-0-	3,450		1,834,302
Vice Chairman	2007	517,981		-0-	675,470	807,462	45,650	-0-	407,477	(9)	2,454,040
	2006	411,154		200,000	202,063	233,965	-0-	-0-	3,514		1,050,696

(1)
Discretionary bonuses not made pursuant to any bonus plan.

(2)
Awards of Restricted Stock Units issued pursuant to the 2004 Incentive Plan. All awards vest in equal 20% installments over 5 years.

(3)
The assumptions used in the calculation of fair values of stock option and stock appreciation rights awards are set forth under Note 11, Stockholders' Equity and Benefit Plans in the section entitled "Stock options and stock appreciation rights" in the "Notes to Consolidated Financial Statements" in the Annual Report on Form 10-K for 2008.

(4)
Attributable to the Second Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan.

(5)
Mr. Kartsotis refused all forms of compensation for fiscal years 2006, 2007 and 2008. Mr. Kartsotis is one of the initial investors in the Company and expressed his belief that his primary compensation is met by continuing to drive stock price growth.

(6)
Includes $89,602 paid pursuant to a letter agreement amending certain outstanding stock options between Mr. Kovar and the Company, dated December 2006.

(7)
Includes $348,285 paid pursuant to a letter agreement amending certain outstanding stock options between Mr. Barnes and the Company, dated December 2006; and $11,723 paid in insurance and 401(k) matches.

(8)
Represents amounts paid in relocation allowances.

(9)
Includes $396,711 paid pursuant to a letter agreement amending certain outstanding stock options between Mr. Quick and the Company, dated December 2006; and $10,766 paid in insurance and 401(k) matches.

 FISCAL 2008 GRANTS OF PLAN-BASED AWARDS TABLE

        The following table provides information regarding plan-based awards granted during fiscal year 2008 to the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
									Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)
Kosta N. Kartsotis	N/A	N/A	N/A	N/A	N/A		N/A		N/A	N/A
Mike L. Kovar		7,905	79,050	205,530
	3/15/08				7,000	(5)				214,970
	3/15/08						18,000	(6)	30.71	288,689
Michael W. Barnes		15,113	151,125	392,925
	3/15/08				30,000	(5)				921,300
	3/15/08						75,000	(6)	30.71	1,202,873
Jennifer L. Pritchard		10,928	109,275	284,115
	3/15/08				7,500	(5)				230,325
	3/15/08						15,000	(6)	30.71	240,575
Mark D. Quick		12,555	125,550	326,430
	3/15/08				18,000	(5)				552,780
	3/15/08						30,000	(6)	30.71	481,149

(1)
These amounts reflect potential payments under the annual cash incentive plan.

(2)
Threshold payments assume that the executive received a "meets expectations" performance rating and the Company achieved operating income levels at the first payout level. Cash incentive awards are paid only if the operating income thresholds are at least at the first payout level and the executive's performance rating is at least a "meets expectations."

(3)
Target payments assume that the executive received an "exceeds expectations" performance rating and the Company achieved operating income levels at the midpoint target level. Cash incentive awards are paid if the executive's performance rating is a "meets expectations," "exceeds expectations" or "outstanding," and we consider "exceeds expectations" to be the target performance rating.

(4)
Maximum payments assume that the executive received an "outstanding" performance rating and the Company achieved operating income levels at the total payout level.

(5)
Restricted Stock Units awarded pursuant to the 2004 Incentive Plan. All awards vest in equal 20% installments over 5 years.

(6)
Stock Appreciation Rights awarded pursuant to the 2004 Incentive Plan. All awards vest in equal 20% installments over 5 years.

 OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END TABLE

        The following table provides information about the number of outstanding equity awards held by our Named Executive Officers at the 2008 fiscal year end.

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Kosta N. Kartsotis	N/A	N/A		N/A		N/A	N/A	N/A		N/A
Mike L. Kovar	2/24/03	2,399		—		11.67	2/24/13	—		—
	2/24/03	9,601		—		11.71	2/24/13	—		—
	2/23/04	14,999		—		22.17	2/23/14	540	(2)	9,380
	3/8/05	10,000		—		25.77	3/8/15	720	(2)	12,506
	2/19/06	1,600	(3)	2,400	(3)	18.41	2/19/14	1,620	(4)	28,139
	6/1/07	1,600	(3)	6,400	(3)	31.24	6/1/15	4,000	(5)	69,480
	3/15/08	—		18,000	(3)	30.71	3/15/16	7,000	(5)	121,590
Michael W. Barnes	3/13/02	—		—		—	—	27,000	(2)(6)	468,990
	2/24/03	51,000		—		11.71	2/24/13	—		—
	2/23/04	60,000		—		22.17	2/23/14	2,700	(2)	46,899
	3/8/05	40,000		—		25.77	3/8/15	4,000	(2)	69,480
	2/19/06	9,600	(3)	14,400	(3)	18.41	2/19/14	9,240	(7)	160,499
	2/1/07	8,000	(3)	32,000	(3)	22.63	2/1/15	8,000	(5)	138,960
	6/1/07	7,200	(3)	28,800	(3)	31.24	6/1/15	17,600	(5)	305,712
	3/15/08	—		75,000	(3)	30.71	3/15/16	30,000	(5)	521,100
Jennifer L. Pritchard	9/5/06	12,000	(3)	36,000	(3)	19.15	9/5/14	—		—
	10/1/06	—		—		—	—	12,000	(5)	208,440
	6/1/07	1,200	(3)	4,800	(3)	31.24	6/1/15	4,000	(5)	69,480
	3/15/08	—		15,000	(3)	30.71	3/15/16	7,500	(5)	130,275
Mark D. Quick	2/24/03	12,750		—		11.71	2/24/13	—		—
	2/23/04	24,000		—		22.17	2/23/14	2,700	(2)	46,899
	3/8/05	24,000		—		25.77	3/8/15	4,000	(2)	69,480
	2/19/06	4,800	(3)	14,400	(3)	18.41	2/19/14	9,240	(7)	160,499
	2/1/07	4,000	(3)	16,000	(3)	22.63	2/1/15	4,000	(5)	69,480
	6/1/07	6,000	(3)	24,000	(3)	31.24	6/1/15	14,400	(5)	250,128
	3/15/08	—		30,000	(3)	30.71	3/15/16	18,000	(5)	312,660

(1)
All awards vest in equal 20% installments over 5 years, except as otherwise noted.

(2)
Restricted Stock issued pursuant to the Restricted Stock Plan.

(3)
Stock Appreciation Rights issued pursuant to the 2004 Incentive Plan.

(4)
Consists of 900 Restricted Stock Units issued pursuant to the 2004 Incentive Plan and 720 Shares of Restricted Stock issued pursuant to the Restricted Stock Plan.

(5)
Restricted Stock Units issued pursuant to the 2004 Incentive Plan.

(6)
Vests in equal 20% installments on the fifth through ninth year anniversary of grant date.

(7)
Consists of 3,240 Restricted Stock Units issued pursuant to the 2004 Incentive Plan and 6,000 Shares of Restricted Stock issued pursuant to the Restricted Stock Plan.

 FISCAL 2008 OPTION EXERCISES AND STOCK VESTED TABLE

        The following table provides information about the number of shares issued upon option exercises, and the value realized on exercise, by our Named Executive Officers during fiscal year 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kosta N. Kartsotis	-0-	-0-
Mike L. Kovar	2,440	81,477
Michael W. Barnes	23,180	757,707
Jennifer L. Pritchard	5,000	143,975
Mark D. Quick	12,380	417,543

Employee Benefits

        Named Executive Officers may participate in the Second Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan ("DCP"). The DCP is available in general to officer level employees and allows participants to make annual irrevocable elections to defer pre-tax amounts up to 50% of base salary and 100% of bonus payments. We may also make contributions to the DCP on behalf of a participant. In fiscal 2008, we did not make any contributions. Participants in the DCP may select investments from among 36 different investment alternatives for existing balances and future contributions, which include various mutual funds that invest in stocks, money market investments and bonds. Participants may change their investments on a quarterly basis by contacting the plan administrator. Applicable daily interest rates are determined by multiplying (i) the sum of the one year London Interbank Offered Rate on the first and last business day of the period, by (ii) fifty percent by (iii) 1 divided by 360. The DCP contains a change in control mechanism that immediately vests employer contributions in the case of a change in control. Upon termination of employment, participants in the DCP may receive a single distribution of the benefits accrued thereunder, in cash, within a reasonable period of time, not to exceed sixty days, after the last business day of the quarter in which such termination occurred. In 2009, all employer contributions that had previously been made had already met the required vesting criteria. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way for officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, although the related deduction for the Company is also deferred.

FISCAL 2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

        The following table sets forth summary information regarding contributions to and account balances under the DCP for and as of the 2008 fiscal year.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(1)
Kosta N. Kartsotis	-0-	-0-	-0-		-0-	-0-
Mike L. Kovar	26,000	-0-	(12,907)	(2)	-0-	30,621
Michael W. Barnes	-0-	-0-	(57,641)	(2)	-0-	53,609
Jennifer L. Pritchard	-0-	-0-	-0-		-0-	-0-
Mark D. Quick	-0-	-0-	-0-		-0-	-0-

(1)
No amounts reported are included in Summary Compensation Tables for prior years.

(2)
These amounts are included in the Fiscal 2008 Summary Compensation Table.

Perquisites

        The Named Executive Officers do not receive any perquisites or personal benefits.

Employment Agreements

        We are not a party to any currently effective employment agreement with any of our Named Executive Officers. We believe that employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we compete for talent, this practice is regularly reviewed by the Compensation Committee to help ensure that we remain competitive in our industry and the Compensation Committee may determine that such arrangements are in our best interest in the future.

Post-Termination Compensation

        We have not entered into change in control or other post-termination agreements with any of our Named Executive Officers or other members of the executive management team. However, pursuant to the 2008 Incentive Plan, the Compensation Committee, in its sole discretion, may determine that an award will be immediately vested in whole or in part, subject to the terms of the 2008 Plan, in the event of the participant's death, total and permanent disability, retirement, or the occurrence of a "change in control." A "change in control" is generally defined as the occurrence of any of the following events: (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities (or an additional 10% of such voting power by a 30% or greater holder of such voting power); (ii) individuals who on the effective date of the 2008 Incentive Plan constituted our Board of Directors and their successors or other nominees that are appointed or otherwise approved by a vote of at least a majority of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the Board of Directors; (iii) there is a merger or consolidation of the Company or any direct or indirect subsidiary, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent at least 60% of the combined voting power of the surviving entity or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (iv) stockholder approval of a plan of complete liquidation or dissolution of the Company, or consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or (v) any tender or exchange offer is made to acquire 30% or more of the securities of the Company, other than an offer made by the Company, and shares are acquired pursuant to that offer.

        In addition, in the event of a change in control of the Company, all outstanding restricted stock, restricted stock units and stock appreciation rights under our 2004 Incentive Plan and all restricted stock granted under the Restricted Stock Plan will become fully exercisable or vested as appropriate for all recipients of such awards. Awards of stock options under the 2004 Incentive Plan do not provide for immediate vesting upon a change in control. However, the Compensation Committee has the full and exclusive power to interpret the 2004 Incentive Plan, including the power to accelerate the vesting of outstanding, unvested awards. A "change in control" under these plans is generally defined as (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities, or (ii) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of our Company with or into another corporation. As more fully described above under "Employee Benefits," the DCP contains a change in control mechanism that immediately vests employer contributions in the case of a change in control and participants in the DCP may receive a single distribution of the benefits accrued thereunder upon termination of employment.

        We entered into a letter agreement with Mr. Mark D. Quick on November 10, 2005, at which time he was serving as President, Fashion Accessories and Stores Division, regarding the terms of the stock options granted to Mr. Quick beginning on January 1, 2002 and thereafter pursuant to certain Award Agreements under our 2004 Incentive Plan and its predecessor plan, our 1993 Long-Term Incentive Plan. The letter agreement formalizes certain special rights and benefits in the event of Mr. Quick's retirement after he has attained the age of fifty-seven. As defined in the letter agreement, retirement means termination of full time employment with the Company and its subsidiaries and related companies on the date set forth in a written retirement notice addressed to its Chief Executive Officer and the Compensation Committee and delivered to the General Counsel no later than one year prior to his retirement date. Under the letter agreement, upon Mr. Quick's retirement:

  •
  For stock options granted under the Award Agreement dated January 1, 2002: Mr. Quick will be entitled to exercise 100% of the stock options for a period of 90 days after his retirement date; and

  •
  For stock options granted under any Award Agreements after January 1, 2002 (including awards not yet granted unless they expressly provide otherwise):

  •
  the options will continue to vest as though Mr. Quick continued to be employed; and

  •
  the options may be exercised (a) in the case of options which were vested on Mr. Quick's retirement date, at any time prior to the first anniversary of his retirement date, and (b) in the case of each option which becomes vested after his retirement date, at any time prior to the first anniversary of such option's vesting date.

        The provisions of the letter agreement with regard to vesting will be superseded by any contrary provisions regarding accelerated vesting included in any future amendments to awards made under the plans pertaining to executive officers.

        The following table shows, as of January 3, 2009, the potential value of the vesting of certain equity awards held by our Named Executive Officers upon the occurrence of certain events, using, where applicable, the closing price of our Common Stock of $17.37 (as reported on the Nasdaq as of January 2, 2009.

Name	Stock Options ($)(1)	Restricted Stock ($)	Restricted Stock Units ($)	Stock Appreciation Rights ($)(2)	Total ($)
Kosta N. Kartsotis	-0-	-0-	-0-	-0-	-0-
Mike L. Kovar	-0-	34,393	206,703	-0-	241,096
Michael W. Barnes	-0-	689.589	1,022,051	-0-	1,711,640
Jennifer L. Pritchard	-0-	-0-	408,195	-0-	408,195
Mark D. Quick	-0-	220,599	688,547	-0-	909,146

(1)
Stock option grants under the Company's 2004 Long-Term Incentive Plan do not automatically vest upon a change in control.

(2)
Stock appreciation rights grants automatically vest upon a change in control. However, the grant prices for stock appreciation rights for the Named Executive Officers are all above $17.37.

 Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,921,325	$18.11	1,362,522
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable
Total	1,921,325	$18.11	1,362,522

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders"), to file reports of ownership and changes of ownership with the SEC. Officers, directors and 10% Stockholders of the Company are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, the Company believes that, during the last fiscal year, all filing requirements under Section 16(a) applicable to its officers, directors and 10% Stockholders were timely met.

Certain Relationships and Related Transactions

        Mrs. Pervin Shroff (the wife of Mr. Jal S. Shroff) was an employee of Fossil (East) Limited, a wholly-owned subsidiary of the Company, until her retirement on April 1, 2008. Mr. Rasheed Shroff (the son of Mr. Jal S. Shroff) is an employee of Fossil (Asia) Ltd., a wholly-owned subsidiary of the Company. Mrs. Pervin Shroff earned approximately $66,000 and Mr. Rasheed Shroff earned approximately $190,000 in cash compensation in 2008. In addition, under the Company's 2004 Incentive Plan, Mr. Rasheed Shroff received a grant of options to purchase 4,250 shares of Common Stock at an exercise price of $30.71.

        In accordance with the Company's Audit Committee charter, any proposed transaction that has been identified as a Related-Party Transaction may be consummated or materially amended only following the approval by the Audit Committee of the Company. A Related-Party Transaction means a transaction, arrangement or relationship in which the Company and any Related Party are participants in which the amount involved exceeds $120,000. A Related Party includes (i) a director, director nominee or executive officer of the Company, (ii) a security holder known to be an owner of more than 5% of the Company's voting securities, (iii) an immediate family member of the foregoing or (iv) a corporation or other entity in which any of the foregoing persons is an executive, principal or similar control person or in which such person has a 5% or greater beneficial ownership interest.

        In the event that the Company proposes to enter into a related Party Transaction, management of the Company shall present the transaction to the Audit Committee for review, consideration and approval. The Audit Committee, in approving or rejecting the proposed transaction, shall consider all the facts and circumstances deemed relevant by and available to the Audit Committee. The Audit Committee shall approve only those transactions that, in light of the circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith exercise of its discretion.

 APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

        The Company's independent registered public accounting firm for the fiscal year ended January 3, 2009 was the firm of Deloitte & Touche LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Audit Committee of the Company has selected the firm of Deloitte & Touche LLP as the Company's principal independent registered public accounting firm for the fiscal year ending January 2, 2010. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the stockholders on the appointment. The Audit Committee will reconsider the appointment if it is not ratified. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company's and its stockholders' best interests. The affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required for ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 2, 2010.

        The following table summarizes the aggregate fees (excluding value added taxes) billed to the Company and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for the 2008 and 2007 fiscal years ended January 3, 2009, and January 5, 2008, respectively:

	2008	2007
Audit Fees(a)	$2,348,415	$2,445,139
Audit-Related Fees(b)	83,309	76,350
Tax Fees(c)	435,631	319,110
All Other Fees	—	—
Total	$2,867,355	$2,840,599

    (a)
    Audit services billed consisted of the audits of the Company's annual financial statements, audits of internal control over financial reporting and reviews of the Company's quarterly financial statements.

    (b)
    Benefit plan audits and agreed upon procedures.

    (c)
    Tax return preparation and consultation.

        In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

        The Audit Committee's Policies and Procedures for the Engagement of the Principal Outside Auditing Firm provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent registered public accounting firm on an annual basis and individual engagements as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee chairperson to pre-approve principal independent registered public accounting firm services where the Company deems it necessary or advisable that such services commence prior to the next regularly scheduled Audit Committee meeting (provided that the Audit Committee chairperson must report to the full Audit Committee on any pre-approval determinations).

OTHER BUSINESS

        The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Stockholder proposals to be included in the proxy statement for the next Annual Meeting must be received by the Company at its principal executive offices on or before December 11, 2009 for inclusion in the Company's Proxy Statement relating to that meeting. Stockholders wishing to submit proposals to be presented directly at the 2009 Annual Meeting instead of for inclusion in next year's proxy statement must follow the submission criteria and deadlines set forth in our bylaws. To be timely in connection with an annual meeting, a stockholder proposal must be received by the Company at its principal executive offices as follows: (a) with respect to a nomination for director, a proposal to amend or supplement the Certificate of Incorporation, a proposal to amend the bylaws or a proposal to remove a director, not before January 20, 2010 or after February 19, 2010 and (b) with respect to other stockholder proposals, not before February 24, 2010. SEC rules permit management to vote proxies in its discretion if (i) notice of the proposal as described above is received and stockholders are advised in the 2009 proxy statement about the nature of the matter and how management intends to vote on such matter; or (ii) timely notice of the proposal is not received.

        You may obtain a copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2009 without charge by sending a written request to Fossil Inc., 2280 N. Greenville Avenue, Richardson, Texas 75082, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.fossil.com.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Randy S. Hyne
                       Vice President,
                      General Counsel and Secretary

April 10, 2009
Richardson, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THEIR PROXY IN AN ENVELOPE ADDRESSED TO THE COMPANY OR VOTE USING THE INTERNET OR BY PHONE AS DESCRIBED IN THE PROXY CARD.

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000021482_1 R2.09.03.17 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Kosta N. Kartsotis 02 James E. Skinner 03 Michael Steinberg FOSSIL, INC. 2280 NORTH GREENVILLE AVEUE RICHARDSON, TX 75082 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2010. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000021482_2 R2.09.03.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com. FOSSIL, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2009 The undersigned hereby appoints Randy S. Hyne and Heather C. Brunelli, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of the common stock of Fossil, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 20, 2009, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2009
SOLICITATION AND REVOCABILITY OF PROXIES
QUORUM AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS (Proposal 1)
FISCAL 2008 DIRECTOR COMPENSATION TABLE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
FISCAL 2008, 2007 AND 2006 SUMMARY COMPENSATION TABLE
FISCAL 2008 GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END TABLE
FISCAL 2008 OPTION EXERCISES AND STOCK VESTED TABLE
FISCAL 2008 NONQUALIFIED DEFERRED COMPENSATION TABLE
Equity Compensation Plan Information
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)
OTHER BUSINESS
DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS